Exhibit 99.1

MAXUS TECHNOLOGY CORPORATION ANNOUNCES RESIGNATION OF ITS PRESIDENT AND DIRECTOR

Morgan Hill, CA, June 23, 2005 - Maxus Technology Corporation (MXUS.PK) announced today that Michele Whatmore has resigned as President and member of the Board of Directors of Maxus. Ms. Whatmore’s resignation is effective as of June 18, 2005.

Commenting on Ms. Whatmore’s departure, Patrick Mulvey, CEO and member of the Board of Directors stated, “I would like to thank Shelley for her contributions to Maxus and our board of directors.  We wish her success in her new endeavors.”

About Maxus Technology Corporation
Maxus Technology Inc. was founded in 1994 as an asset recovery expert for the telecom industry and was an early pioneer in the pre-owned technology marketplace. In the last 10 years of serving customers worldwide, we have developed in-depth asset recovery and eWaste expertise, extensive supply-and sell-side networks. Maxus has an international sourcing network enabling us to secure in-demand products. Maxus customers have come to rely on us for providing low-cost, high-quality alternatives to new products. In a fragmented market crowded with small, unsophisticated operations, Maxus continues to remain a trusted and respected resource.

Maxus has its executive offices at 18300 Sutter Boulevard, Morgan Hill, CA 95037 and its telephone number is 1.408.782.2005. For additional information please contact: 408-782-2005, Patrick Mulvey, CEO Officer or by emailing investors@maxustechnology.com